EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Saba Contact:

Peter Williams

650-581-2500

Saba Announces Fourth Quarter and Fiscal 2004

Year End Financial Results

Fourth Quarter Total Revenues Increase 30% and License Revenue Increases 52% Over the Third Quarter as Saba Achieves Positive Cash Flow

Redwood Shores, Calif., June 17, 2004 – Saba (NASDAQ: SABA), the leading provider of human capital development and management (HCDM) solutions, today reported financial results for its fourth quarter and year ended May 31, 2004.

Fourth Quarter Results

•	Total revenues were $10.2 million, representing a 30% increase compared to $7.8 million in the prior quarter.

•	License revenue was $3.5 million, representing a 52% increase compared to $2.3 million in the prior quarter.

•	Maintenance and support revenue was $3.0 million, reflecting over a 95% renewal rate for the quarter.

•	Professional services revenue was $3.7 million, representing a 40% increase compared to $2.6 million in the prior quarter.

•	Gross margins increased to 71% in the quarter compared to 63% in the prior quarter, excluding amortization of acquired developed technology.

•	The net loss on a GAAP basis was $0.16 per share, or a loss of $2.2 million, compared to the prior quarter’s loss of $0.17 per share, or $2.3 million. The net loss in the fourth quarter includes costs associated with the global expansion of Saba’s sales and services teams and foreign currency transaction costs.

•	Saba generated $0.4 million in cash.

•	Deferred revenues were $9.4 million.

•	Saba completed software deals for 24 customers in the quarter.

Fiscal Year 2004 Results

For the year ended May 31, 2004, Saba posted $34.5 million in total revenues compared to $44.4 million in the prior fiscal year. The net loss on a GAAP basis improved to $0.95 per share, or a loss of $12.7 million, compared to $17.2 million or $1.35 per share in the prior year. Saba added 33 new platform customers during FY04.

“We are well positioned to achieve our fiscal 2005 objectives,” said Bobby Yazdani, Saba’s Chairman and CEO. “Our expanded sales and services teams are in place, our recently released J2EE-compliant Saba 5 platform, including Saba Enterprise Performance, is being well received by our customers and prospects, and we continue to strengthen our relationships with our partners worldwide.”

Customer Successes Highlighted in Q4

•	Chiron licensed Saba Enterprise Learning to provide a framework for its blended learning initiative throughout its U.S. operations.

•	Deloitte expanded its Saba Enterprise Learning Suite contract to cover all member firms worldwide.

•	Renault & Nissan licensed Saba Enterprise Learning to standardize training and certification management for their worldwide network of automotive dealers.

•	Daimler Chrysler deployed Saba Enterprise Learning to drive productivity improvements in the company’s global sales training operations and is currently managing approximately 60,000 training events per year with Saba Enterprise Learning.

•	Bank of Tokyo Mitsubishi implemented Saba Enterprise Learning worldwide to manage learning for the bank’s 20,000 global employees.

•	BAA, the world’s leading airport company, implemented the Saba Enterprise Learning Suite and managed 2.5 million employee entries across seven major UK airports.

•	Flight Centre Limited, Australasia’s largest retail travel agency group deployed Saba Enterprise Learning to its staff throughout Australia. Flight Centre was recognized for the second year in a row as Australia’s Best Employer.

Technology Leadership and Industry Recognition

•	Saba was ranked among the market leaders for the third consecutive year in META Group’s METAspectrum™ for learning management systems. Saba was recognized for excellence in technology, services, and personnel, as well as its presence with channels and partners, geographic coverage and industry focus.

•	Saba was listed in the leader quadrant in the 2004 e-learning Suites Magic Quadrant report, published by Gartner. According to Gartner, leaders are vendors who are performing well today, have a clear vision of market direction and are actively building competencies to sustain their leadership position in the market.

Business Outlook:

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for fiscal 2005 to be in the range of $44 to $47 million and anticipates being profitable on a GAAP basis for fiscal 2005 as a whole.

•	Saba anticipates revenue for its first quarter of fiscal 2005 (August 31, 2004) to be in the range of $9.2 to $10.2 million.

•	Saba anticipates a GAAP net loss per share for its first quarter of fiscal 2005 (August 31, 2004) to be in the range of $0.04 to $0.13.

Related Announcement:

Saba promoted Peter Williams to Chief Financial Officer. Previously, Williams was acting Chief Financial Officer and General Counsel.

Conference Call:

The company will host a conference call on third-quarter results at 2:00 p.m. PT on Thursday, June 17, 2004. The call will be available via Web cast at http://investor.saba.com, or by dialing 612-332-0802. A replay of the call will be available at http://investor.saba.com or by calling 320-365-3844 and entering code 732287, after 5:30 p.m. PT on June 17 through July 1, 2004 at 11:59 p.m. PT.

About Saba

Saba (NASDAQ: SABA) is a leading provider of human capital development and management (HCDM) solutions, which increase organizational performance through the implementation of a management system for aligning, developing, and managing people. Among the Global 2000, Saba customers include Alcatel, Cisco Systems, DaimlerChrysler, EMC Corp., Kaiser Permanente, Medtronic, Procter & Gamble, and VERITAS Software. Saba has received industry recognition for its solutions, and recently was named again to the leader quadrant position in the Gartner 2004 e-Learning Suite and LMS “Magic Quadrants.”

Saba is headquartered in Redwood Shores, California, with offices worldwide. For more information, please visit www.saba.com or call (877) SABA-101 or (650) 779-2791.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s market position, opportunities and ability to achieve objectives, the market acceptance of Saba’s recently introduced products, the ability of partners to contribute to Saba’s revenues and Saba’s business outlook. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s limited operating history and history of losses, dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, dependence on success of Saba’s channel partners, market acceptance of Saba’s products, fluctuation in customer spending, length of Saba’s sales cycle, competition, dependence on hiring key personnel, rapid technological change, dependence on new product introductions and enhancements, and potential software defects. . Readers should also refer to the section entitled “Factors That May Affect Future Operating Results” on pages 23 through 31 of Saba’s Annual Report on Form 10-K dated August 29, 2003 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

(share amounts adjusted for 1-for-4 reverse split)

	Three months ended May 31,		Year ended May 31,
	2004	2003	2004	2003
Revenues:
License	$3,522	$3,401	$9,838	$16,440
Services	6,693	7,224	24,633	27,976

Total revenues	10,215	10,625	34,471	44,416

Cost of revenues:
Cost of license	44	56	222	156
Cost of services	2,869	3,471	12,057	13,258
Amortization of acquired developed technology	97	194	387	1,358

Total cost of revenues	3,010	3,721	12,666	14,772

Gross profit	7,205	6,904	21,805	29,644

Operating expenses:
Research and development	2,456	2,790	9,972	11,817
Sales and marketing	5,542	5,325	17,947	26,047
General and administrative	1,170	1,669	4,357	6,514
Amortization (reversal) of deferred stock compensation and other stock charges	—	(40)	46	1,850
Amortization of purchased intangible assets	28	104	153	855
Settlement of litigation	—	—	1,701	—

Total operating expenses	9,196	9,848	34,176	47,083

Loss from operations	(1,991)	(2,944)	(12,371)	(17,439)
Interest (expense) income and other, net	(221)	240	(205)	407

Loss before provision for income taxes	(2,212)	(2,704)	(12,576)	(17,032)
Provision for income taxes	19	68	(108)	(175)

Net loss	$(2,193)	$(2,636)	$(12,684)	$(17,207)

Basic and diluted net loss per share	$(0.16)	$(0.20)	$(0.95)	$(1.35)

Shares used in computing basic and diluted net loss per share	13,493	13,259	13,411	12,775

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2004	May 31, 2003
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$16,778	$21,197
Accounts receivable, net	6,648	9,315
Prepaid expenses and other current assets	1,030	1,218

Total current assets	24,456	31,730

Property and equipment, net	1,040	2,385
Other assets	6,245	6,721

Total assets	$31,741	$40,836

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,625	$1,713
Accrued expenses	6,709	6,527
Deferred revenue	9,265	9,497
Short-term debt	3,500	—
Current portion of debt and lease obligations	752	675

Total current liabilities	21,851	18,412

Deferred revenue	179	31
Accrued rent	2,520	2,691
Debt and lease obligations, less current portion	671	1,242

Total liabilities	25,221	22,376

Stockholders’ equity:
Total stockholders’ equity	6,520	18,460

Total liabilities and stockholders’ equity	$31,741	$40,836